Exhibit 99.3

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

FOR IMMEDIATE RELEASE

ChevronTexaco Corporation Changes Name to Chevron Corporation,
Unveils a New Visual Image

Company continues to expand Texaco, Chevron and Caltex retail brands

     SAN RAMON, Calif., May 9, 2005 – In a move to present a clear, strong and unified presence in the global marketplace, ChevronTexaco Corporation is changing its name to Chevron Corporation, effective immediately.

     “Today, we are a leading global energy company built on the strengths and proud traditions of all our predecessor companies,” said Chairman and CEO David J. O’Reilly. “We have a large global footprint in key energy basins of the world. To convey a clear, strong and unified presence across the 180 markets where we do business, we are adopting a single corporate identity.”

     In addition to its new name, Chevron Corporation unveiled a new visual image – a refreshed and redesigned version of the red and blue Chevron logo. The new look will be introduced over the coming months.

     “As we strive to sustain superior performance, it is important that we have consistent global awareness of our corporate brand,” O’Reilly said. “Moreover, our new corporate symbol will provide a more contemporary image for the forward-looking company we are today.”

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     The company will continue to expand and support its global retail business through its powerful portfolio of retail brands – Texaco, Chevron and Caltex, all of which are leaders in key markets worldwide. The company will retain its broad portfolio of products and lubricant brands.

     The company also will retain its stock ticker symbol, CVX, which trades on the New York Stock Exchange.

     “Our new name and look reflects more than 47,000 people working together with a common purpose and a strong dedication to improving lives by harnessing our most important resource – human energy,” O’Reilly said.

     Chevron Corporation is one of the world’s leading energy companies. With more than 47,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.

Download the new Chevron logo at www.chevron.com/news/media/
View the new advertising campaign at www.chevron.com/about/advertising.asp

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5/09/05

Contact:	Michael Barrett	+1-925-842-3422